Exhibit 10.5

EMPLOYMENT AND NONCOMPETITION AGREEMENT

This EMPLOYMENT AND NONCOMPETITION AGREEMENT (“Agreement”) is made as of the       day of July, 2004 between Robert R. Foley (“Executive”) and GKK Manager LLC (the “Employer”).

1.             Term.  The term of this Agreement shall commence on July [   ], 2004 and, unless earlier terminated as provided in Section 6 below, shall terminate on the fourth anniversary of the date of this Agreement (the “Original Term”); provided, however, that Sections 4, 7 and 8 (and any enforcement or other procedural provisions hereof affecting Sections 4, 7 and 8) hereof shall survive the termination of this Agreement as provided therein.  The Original Term may be extended for such period or periods, if any, as may be mutually agreed to in writing by Executive and the Employer (each a “Renewal Term”).  If either party intends not to extend the Original Term, such party shall give the other party at least three months’ written notice of such intention.  If either party gives such notice with less than three months remaining in the Original Term, the term of this Agreement shall be extended until the date which is three months after the date on which the notice is given.  The period of Executive’s employment hereunder consisting of the Original Term and all Renewal Terms (and any period of extension under the foregoing sentence), if any, is herein referred to as the “Employment Period.”

2.             Employment and Duties.

(a)           Duties.  During the Employment Period, Executive shall be employed in the business of the Employer and its affiliates.  Executive shall serve the Employer as a senior executive and shall have the title of Managing Director of the Employer.  In such capacity, Executive, in conjunction with other senior officers and managers of the Employer, shall be responsible for, among other things: sourcing investments; sourcing credit facilities; underwriting, credit and risk management; asset and portfolio management; and general administrative functions.  In addition, Executive shall serve as Chief Financial Officer of Gramercy Capital Corp. (the “Corporation).  Executive shall have the general powers and duties of management usually vested in the chief financial officer of a comparable company in the same industry, including but not limited to: managing liquidity;  arranging financing; raising equity capital for the business; oversight of accounting and internal control; financial, risk and management reporting; investor relatations; and general administrative functions.  Executive will report to the managing member of the Employer (the “Managing Member”) with respect to functions as Managing Director and to the President and Chief Executive Officer of the Corporation (the “CEO”) with respect to functions as Chief Financial Officer.  Executive’s duties and authority shall be as further set forth by the Employer.

(b)           Best Efforts.  Executive agrees to his employment as described in this Section 2 and agrees to devote substantially all of his business time and efforts to the performance of his duties under this Agreement, except as otherwise approved by the Managing Member and the CEO; provided, however, that nothing herein shall be interpreted to preclude Executive, so long as there is no material interference with his duties hereunder, from (i) participating as an officer or director of, or advisor to, any charitable or other tax-exempt organization or otherwise engaging in charitable, fraternal or trade group activities; (ii) investing and managing his assets as a passive investor in other entities or business ventures; provided that he performs no management or similar role (or, in the case of investments other than real estate investments, he performs a management role comparable to the role that a significant limited partner would have, but performs no day-to-day management or similar role) with respect to such entities or ventures and such investment does not violate Section 8 hereof; and provided, further, that, in any case in which another party involved in the investment has a material business relationship with the Employer, Executive shall give notice prior written notice to the Managing Member and the CEO; or (iii) serving as a member of the Board of Directors of a for-profit corporation with the approval of the CEO and the Managing Member.

(c)           Travel.  In performing his duties hereunder, Executive shall be available for all reasonable travel as the needs of the Employer’s business may require.

3.             Compensation and Benefits.  In consideration of Executive’s services hereunder, the Employer shall compensate Executive as provided in this Agreement, and the Corporation shall have the obligations as set forth herein.

(a)           Base Salary.  The Employer shall pay Executive an aggregate minimum annual salary at the rate of $350,000 per annum during the Employment Period (“Base Salary”).  Base Salary shall be payable bi-weekly in accordance with the Employer’s normal business practices and shall be reviewed by the Managing Member at least annually (for purposes of possible, upward, but not downward, adjustment).

(b)           Incentive Compensation/Bonuses.  In addition to Base Salary, during the Employment Period, Executive shall be eligible for and shall receive from the Employer such discretionary annual bonuses as the Managing Member, in its sole discretion, may deem appropriate to reward Executive for job performance; provided, however, that Executive’s annual performance bonus shall not be less than $250,000 (the “Minimum Bonus”).  In addition, Executive shall be eligible to participate in any other bonus or incentive compensation plans in effect with respect to senior executive officers of the Employer.  If the term of this Agreement is extended under the penultimate sentence of Section 1, and Executive’s employment terminates as of the expiration of the term as so extended, then (i) upon such termination of employment, Executive shall receive (without duplication) an amount equal to (A) $250,000 multiplied by (B) a fraction (x) the numerator of which is the number of days in the fiscal year of termination during which Executive was employed and (y) the denominator of which is 365, and (ii) no other bonus-related amounts shall be payable under this Section 3(b) for the fiscal year of termination.

(c)           Equity-Based Awards.  In the discretion of the Board or the Compensation Committee thereof, Executive shall be eligible to participate in any current or future equity incentive plan that has been or may be established by the Corporation for senior executive officers.  It is acknowledged that Executive has been previously granted 10,000 shares of restricted stock under that certain Gramercy Capital Corp. 2004 Equity Incentive Plan Restricted Stock Award Agreement between the Corporation and Executive, and 140,000 options under that certain Gramercy Capital Corp. 2004 Equity Incentive Plan Option Award Agreement between the Corporation and Executive, both dated           , 2004, copies of each are attached hereto as Exhibits A and B, respectively.

(d)           Expenses.  Executive shall be reimbursed for all reasonable business related expenses incurred by Executive at the request of or on behalf of the Employer or the Corporation, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Employer or the Corporation.  Any expenses incurred during the Employment Period but not reimbursed by the Employer or the Corporation by the end of the Employment Period, shall remain the obligation of the Employer or the Corporation, as applicable to so reimburse Executive.

(e)           Health and Welfare Benefit Plans.  During the Employment Period, Executive and Executive’s immediate family shall be entitled to participate in such health and welfare benefit plans as the Employer shall maintain from time to time for the benefit of senior executive officers of the Employer and their families, on the terms and subject to the conditions set forth in such plan.  Nothing in this Section shall limit the Employer’s right to change or modify or terminate any benefit plan or program as it sees fit from time to time in the normal course of business so long as it does so for all senior executives of the Employer.

(f)            Vacations.  Executive shall be entitled to paid vacations in accordance with the then regular procedures of the Employer governing senior executive officers.

(g)           Other Benefits.  During the Employment Period, the Employer shall provide to Executive such other benefits, as generally made available to other senior executives of the Employer.

4.             Indemnification and Liability Insurance.  The Employer and Corporation together and severally agree to indemnify Executive to the full extent permitted by applicable law, as the same exists and may hereafter be amended, from and against any and all losses, damages, claims, liabilities and expenses asserted against, or incurred or suffered by, Executive (including the costs and expenses of legal counsel retained by the Employer or the Corporation to defend Executive and judgments, fines and amounts paid in settlement actually and reasonably incurred by or imposed on such indemnified party) with respect to any action, suit or proceeding, whether civil, criminal administrative or investigative (a “Proceeding”) in which Executive is made a party or threatened to be made a party or is otherwise involved, either with regard to his entering into this Agreement with the Employer or in his capacity as an officer or director, or former officer or director, of the Employer, the Corporation or any affiliate thereof for which he may serve in such capacity.  The Employer and the Corporation also agree to secure promptly and maintain officers and directors liability insurance providing coverage for Executive, the coverage shall be reasonably comparable to the coverage maintained by SL Green Realty Corp., for such time as SL Green Realty Corp. controls the Employer, to the extent that coverage can be obtained on reasonable efforts at a comparable rate.  The provisions of this Section 4 shall remain in effect after this Agreement is terminated irrespective of the reasons for termination.

5.             Employer’s Policies.  Executive agrees to observe and comply with the reasonable rules and regulations of the Employer and the Corporation from time to time regarding the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time by the Employer and the Corporation, so long as same are otherwise consistent with this Agreement.

6.             Termination.  Executive’s employment hereunder may be terminated under the following circumstances:

(a)           Termination by the Employer.

(i)            Death.  Executive’s employment hereunder shall terminate upon his death.

(ii)           Disability.  If, as a result of Executive’s incapacity due to physical or mental illness or disability, Executive shall have been incapable of performing his duties hereunder even with a reasonable accommodation on a full-time basis for the entire period of four consecutive months or any 120 days in a 180-day period, and within 30 days after written Notice of Termination (as defined in Section 6(d)) is given he shall not have returned to the performance of his duties hereunder on a full-time basis, the Employer may terminate Executive’s employment hereunder.

(iii)          Cause.  The Employer may terminate Executive’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean:  (i) Executive’s engaging in conduct which is a felony; (ii) Executive’s engaging in conduct constituting a material breach of fiduciary duty, gross negligence or willful and material misconduct, material fraud or willful and material misrepresentation; (iii) Executive’s material breach of any of his obligations under Section 8(a) through 8(e) of this Agreement; or (iv) Executive’s failure to competently perform his duties after receiving notice from the Employer specifically identifying the manner in which Executive has failed to perform (it being understood that, for this purpose, the manner and level of Executive’s performance shall not be determined based on the financial performace of the Employer or the Corporation (including, without limitation, the performance of the stock of the Corporation)).

(iv)          Without Cause.  Executive’s employment hereunder may be terminated by the Employer at any time with or without Cause (as defined in Section 6(a)(iii) above), by the Managing Member (or, in the case of the Corporation, by a majority vote of all of the members of the Board) upon written notice to Executive, subject only to the severance provisions specifically set forth in Section 7.

(b)           Termination by Executive.

(i)            Disability.  Executive may terminate his employment hereunder for Disability within the meaning of Section 6(a)(ii) above.

(ii)           With Good Reason.  Executive’s employment hereunder may be terminated by Executive with Good Reason effective immediately by written notice to the Employer.  For purposes of this Agreement, with “Good Reason” shall mean, without Executive’s prior written consent, (i) a failure by the Employer to pay compensation in accordance with the provisions of Section 3, which failure has not been cured within 14 days after the notice of the failure (specifying the same) has been given by Executive to the Employer; (ii) a material breach by the Employer of any other provision of this Agreement which has not been cured within 30 days after notice of noncompliance (specifying the nature of the noncompliance) has been given by Executive to the Employer, (iii) the Employer requires Executive to relocate his principal office more than 60 miles outside of Manhattan other than in connection with a change of the Employer’s principal office to the same new location; or (iv) the Employer enters into an employment agreement with any person pursuant to which such person will receive an annual base salary or guaranteed bonus in excess of the highest salary and guaranteed bonus payable to Executive, and the entering into of such employment agreement is in contravention of Section 6.4.11 of the LLC Agreement (as defined in Section 6(c) below).  On and after the occurrence of a Change-in-Control (as defined in Section 6(c) below), “Good Reason” shall also include, in addition to the foregoing:

(A)          a change in duties, responsibilities, status or positions with the Employer that does not represent a promotion from or maintaining of Executive’s duties, responsibilities, status or positions as in effect immediately prior to the Change-in-Control, or any removal of Executive from or any failure to reappoint or reelect Executive to such positions, except in connection with the termination of Executive’s employment for Cause, disability, retirement or death;

(B)           a reduction by the Employer in Executive’s Base Salary or bonus compensation as in effect immediately prior to the Change-in-Control;

(C)           the failure by the Employer to continue in effect any of the benefit plans including, but not limited to ongoing stock option and equity awards, in which Executive is participating at the time of the Change-in-Control of the Employer (unless Executive is permitted to participate in any substitute benefit plan with substantially the same terms and to the same extent and with the same rights as Executive had with respect to the benefit plan that is discontinued) other than as a result of the normal expiration of any such benefit plan in accordance with its terms as in effect at the time of the Change-in-Control, or the taking of any action, or the failure to act, by the Employer which would adversely affect Executive’s continued participation in any of such benefit plans on at least as favorable a basis to Executive as was the case on the date of the Change-in-Control or which would materially reduce Executive’s benefits in the future under any of such benefit plans or deprive Executive of any material benefits enjoyed by Executive at the time of the Change-in-Control; provided, however, that any such action or inaction on the part of the Employer, including any modification, cancellation or termination of any benefits plan, undertaken in order to maintain such plan in compliance with any federal, state or local law or regulation governing benefits plans, including, but not limited to, the Employment Retirement Income Security Act of 1974, as amended, shall not constitute Good Reason for the purposes of this Agreement;

(D)          the failure by the Employer to obtain from any successor to the Employer an agreement to be bound by this Agreement pursuant to Section 17 hereof, which has not been cured within 30 days after the notice of the failure (specifying the same) has been given by Executive to the Employer.

 (iii)         Without Good Reason.  Executive shall have the right to terminate his employment hereunder without Good Reason, subject to the terms and conditions of this Agreement.

(c)           Definitions.  The following terms shall be defined as set forth below.

(i)            “Change-in-Control” shall mean the happening of any of the following:

(A)          any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Employer or the Corporation, any entity controlling, controlled by or under common control with the Employer or the Corporation, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Employer or the Corporation or any such entity, and Executive and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which Executive is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Employer or the Corporation representing 25% or more of either (A) the combined voting power of the Employer’s or the Corporation’s then outstanding securities or (B) the then outstanding common stock (or other similar equity interest, in the case of  a company other than a corporation) of the Employer or the Corporation (in either such case other than as a result of an acquisition of securities directly from the Employer or the Corporation); provided, however, that, in no event shall a Change-in-Control be deemed to have occurred upon an initial public offering of the common stock (or such other equity interest) of the Employer or the Corporation under the Securities Act; or

(B)           any consolidation or merger of the Employer or the Corporation where the shareholders of the Employer or the Corporation, as applicable, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(C)           there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Employer or the Corporation, other than a sale or disposition by the Employer or the Corporation of all or substantially all of the Employer’s or the Corporation’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Employer or the Corporation, as applicable, immediately prior to such sale or (B) the approval by shareholders of the Employer or the Corporation, as applicable, of any plan or proposal for the liquidation or dissolution of the Employer or the Corporation, as applicable; or

(D)          the members of the Board (the “Directors”) at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any Director whose election, or nomination for election by the Corporation’s shareholders was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period shall be deemed to be an Incumbent Director.

Notwithstanding the foregoing, (i) a Change-in-Control with respect to the Employer or the Corporation shall not be deemed to have occurred if SL Green Realty Corp. controls the Employer or the Corporation, respectively, at the applicable time (provided, that, at such time, in the case of the Employer, SL Green

Realty Corp. beneficially owns at least 15% of the outstanding voting or total equity interests of the Employer, and in the case of the Corporation, SL Green Realty Corp. beneficially owns at least 10% of the voting or total outstanding equity interests of the Corporation (it being expressly understood that the existence of the foregoing 15% and 10% levels of ownership do not establish a presumption of control by SL Green Realty Corp. for these purposes)) and a Change-in-Control with respect to the Employer shall not be deemed to have occurred if the Corporation controls the Employer, at the applicable time; and (ii) in no event shall a Change-in-Control be deemed to have occurred upon an initial public offering of the common stock of the Corporation under the Securities Act of 1933, as amended.

(ii)           “LLC Agreement” means the Limited Liability Company Operating Agreement of GKK Manager LLC, dated as of July      , 2004, among Employer, Managing Member, Executive and the other parties specified therein.

(iii)          “Vesting Agreement” means the Membership Interest Vesting and Repurchase Agreement, dated as of July      , 2004, among Employer, Managing Member and Executive.

(d)           Notice of Termination.  Any termination of Executive’s employment by the Employer (or the Corporation) or by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, as applicable, shall set forth in reasonable detail the fact and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(e)           Resignation Upon Termination.  In the event that Executive’s employment with the Employer is terminated, Executive (i) shall, within five business days of receipt of a written request for resignation, resign as an officer of the Corporation, and shall resign all other positions (including, without limitation, as officer, employee, director and member of any committee) with the Employer and the Corporation and their subsidiaries and affiliates, and (ii) shall provide such written confirmation thereof as may be reasonably required by the Employer or the Corporation.  In the event that Executive’s service with the Corporation is terminated other than as contemplated by the foregoing sentence, Executive (i) shall, within five business days of receipt of a written request for resignation, resign all other positions (including, without limitation, as officer, employee, director and member of any committee) with the Corporation and its subsidiaries, and (ii) shall provide such written confirmation thereof as may be reasonably required by the Corporation.

7.             Compensation Upon Termination.

(a)           Termination By Employer Without Cause or By Executive With Good Reason.  If (i) Executive is terminated without Cause pursuant to Section 6(a)(iv) above, or (ii) Executive shall terminate his employment hereunder with Good Reason pursuant to Section (6)(b)(ii) above, then, if Executive has fully complied with Section 6(e) above, the Employment Period shall terminate as of the effective date set forth in the written notice of such termination (the “Termination Date”) and Executive shall be entitled to the following payment and benefits:

(i)            Executive shall receive any earned and accrued but unpaid Base Salary on the Termination Date, and any earned and accrued but unpaid incentive compensation and bonuses payable at such times as would have applied without regard to such termination.

(ii)           The Employer shall continue to pay Executive’s Base Salary (at the rate in effect on the date of his termination) and the Minimum Bonus for a period of two years commencing on the date of such termination, on the same periodic payment dates as payment would have been made to Executive had the Employment Period not been terminated.

(iii)          Any issued but unvested equity awards (i.e., shares then still subject to restrictions under the applicable award agreement) granted to Executive by the Employer or the Corporation that would otherwise become vested and exercisable during the two-year period following the date of Executive’s termination shall become vested (i.e., free from such restrictions), and any unexerciseable or unvested stock options granted to Executive by the Employer or the Corporation that would otherwise become vested and exercisable during the two-year period following the date of Executive’s termination shall become vested and exercisable on the date of Executive’s termination.  Any unexercised stock options granted to Executive by the Employer or the Corporation that have become vested and exercisable shall remain exercisable for six months following the Termination Date or, if earlier, the expiration of the initial applicable term stated at the time of the grant.

Other than as may be provided under Section 4 or as expressly provided in this Section 7(a), the Employer shall have no further obligations hereunder following such termination.

(b)           Termination By the Employer For Cause or By Executive Without Good Reason.  If (i) Executive is terminated for Cause pursuant to Section 6(a)(iii) above, or (ii) Executive voluntarily terminates his employment hereunder without Good Reason pursuant to Section 6(b)(ii) above, then the Employment Period shall terminate as of the Termination Date and Executive shall be entitled to receive his earned and accrued but unpaid Base Salary at the rate then in effect until the Termination Date.  In addition, in such event, Executive shall be entitled to exercise any options which have vested as of the termination of Executive’s employment, but only for a period of three months after the Termination Date (but in no event after the expiration of the initial applicable term stated at the time of grant) and otherwise in accordance with the terms of the applicable option grant agreement or plan.  Notwithstanding the foregoing, and without limiting such other forfeitures as may be provided under the documentation controlling the applicable grants or other acquisitions, (i) in the case of a termination for Cause under clause (i), (ii) or (iii) of the second sentence of Section 6(a)(iii), all vested options shall expire on the Termination Date and all unvested equity interests in the Corporation which have been awarded under a compensatory arrangement, including without limitation the restricted stock (or equivalent) granted on or before the date hereof, shall automatically be forfeited, and (ii) in the case of a termination for Cause under clause (iv) of the second sentence of Section 6(a)(iii), all vested options shall be exercisable for three months from the Termination Date; provided, however, that nothing in this sentence shall extend the term of any option.  Other than as may be provided under Section 4 or as expressly provided in this Section 7(b), the Employer shall have no further obligations hereunder following such termination.

(c)           Termination by Reason of Death.     If Executive’s employment terminates due to his death, the Employer shall pay Executive’s Base Salary plus any applicable pro rata portion of the annual performance bonus described in Section 3(b) above for a period of six months from the date of his death, or such longer period as the Employer may determine, to Executive’s estate or to a beneficiary designated by Executive in writing prior to his death.  In the case of such a termination, (i) Executive shall be credited with six months after termination under any provisions governing restricted stock (or its equivalent) or options relating to the vesting or initial exercisability thereof, and (ii) if such six months of credit would fall within a vesting period, a pro rata portion of the unvested shares of restricted stock (or its equivalent) granted to Executive that otherwise would have become vested upon the conclusion of such vesting period shall become vested on the date of Executive’s termination due to his death, and a pro rata portion of the unexercisable stock options granted to Executive that otherwise would have become exercisable upon the conclusion of such vesting period shall become exercisable on the date of Executive’s termination due to such death.  Furthermore, upon such death, any vested unexercised stock options granted to Executive shall remain vested and exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired, or (B) the second January 1 after the date of Executive’s termination due to his death.  Other than as may be provided under Section 4 or as expressly provided in this Section 7(c), the Employer shall have no further obligations hereunder following such termination.

(d)           Termination by Reason of Disability.  In the event that Executive’s employment terminates due to his disability as defined in Section 6(a)(ii) above, Executive shall be entitled to be paid his Base Salary plus any applicable pro rata portion of the annual performance bonus described in Section 3(b) above for a period of six months from the date of such termination, or for such longer period as such benefits are then provided with respect to other senior executives of the Employer.  In the case of such a termination, if Executive has fully complied with Section 6(e) above, (i) Executive shall be credited with six months after termination under any provisions governing restricted stock (or its equivalent) or options relating to the vesting or initial exercisability thereof, and (ii) if such six months of credit would fall within a vesting period, a pro rata portion of the unvested shares of restricted stock (or its equivalent) granted to Executive that otherwise would have become vested upon the conclusion of such vesting period shall become vested on the date of Executive’s termination due to his disability, and a pro rata portion of the unvested or unexercisable stock options granted to Executive that otherwise would have become vested or exercisable upon the conclusion of such vesting period shall become vested and exercisable on the date of Executive’s termination due to such disability.  Furthermore, upon such disability, any vested unexercised stock options granted to Executive shall remain vested and exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired, or (B) the second January 1 after the date of Executive’s termination due to his disability.  Other than as expressly provided in this Section 7(d), the Employer shall have no further obligations hereunder following such termination.

8.             Confidentiality; Prohibited Activities.  Executive and the Employer (which, for purposes of this Section 8, and any related enforcement provisions hereof, except at the context requires otherwise, shall include not only GKK Manager LLC, but shall also severally include the Corporation) recognize that due to the nature of his employment and relationship with the Employer, Executive has access to and develops confidential business information, proprietary information, and trade secrets relating to the business and operations of the Employer.  Executive acknowledges that (i) such information is valuable to the business of the Employer, (ii) disclosure to, or use for the benefit of, any person or entity other than the Employer, would cause irreparable damage to the Employer, (iii) the principal businesses of the Employer are originating and acquiring real estate related loans and securities associated with commercial and multi-family properties (collectively, the “Business”), (iv) the Employer is one of the limited number of persons who have developed a business such as the Business, and (v) the Business is national in scope.  Executive further acknowledges that his duties for the Employer include the duty to develop and maintain client, customer, employee, and other business relationships on behalf of the Employer; and that access to and development of those close business relationships for the Employer render his services special, unique and extraordinary.  In recognition that the good will and business relationships described herein are valuable to the Employer, and that loss of or damage to those relationships would destroy or diminish the value of the Employer, and in consideration of the compensation (including severance) arrangements hereunder, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by Executive, Executive agrees as follows:

(a)           Confidentiality.  During the term of this Agreement (including any renewals), and at all times thereafter, Executive shall maintain the confidentiality of all confidential or proprietary information of the Employer (“Confidential Information”), and, except in furtherance of the business of the Employer or as specifically required by law or by court order, he shall not directly or indirectly disclose any such information to any person or entity; nor shall he use Confidential Information for any purpose except for the benefit of the Employer.  For purposes of this Agreement, “Confidential Information” includes, without limitation:  client or customer lists, identities, contacts, business and financial information (excluding those of Executive prior to employment with Employer); investment strategies; pricing information or policies, fees or commission arrangements of the Employer; marketing plans, projections, presentations or strategies of the Employer; financial and budget information of the Employer; new personnel acquisition plans; and all other business related information which has not been publicly disclosed by the Employer.  This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine readable form or is orally conveyed to, or memorized by, Executive.

(b)           Prohibited Activities.  Because Executive’s services to the Employer are essential and because Executive has access to the Employer’s Confidential Information, Executive covenants and agrees that:

(i)            during the Employment Period, and for the one-year period following the termination of Executive by either party for any reason including the expiration of the term of this Agreement, Executive will not, anywhere in the United States, without the prior written consent of the Employer and the unanimous consent of the Directors other than any other officer of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), engage, participate or assist, as an owner, partner, employee, consultant, director, officer, trustee or agent, in any element of the Business, subject, however, to Section 8(c) below.  Notwithstanding the forgoing, in the event that the Employer extends the term of its existing management agreement by matching a bona fide third-party offer which provides for materially less fees than the existing agreement, then such period of restriction shall only apply during the remaining period of the term of this Agreement; and

(ii)           during the Employment Period, and during (x) the two-year period following the termination of Executive by either party for any reason (including the expiration of the term of the Agreement) in the case of clause (A) below, or (y) the one-year period following such termination in the case of clause (B) below, Executive will not, without the prior written consent of the Employer and the unanimous consent of the Directors other than any other officer of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), (A) solicit, encourage, or engage in any activity to induce any employee of the Employer to terminate employment with the Employer, or to become employed by, or to enter into a business relationship with, any other person or entity; provided, however, that the two-year period otherwise set forth in clause (x) above shall be one-year in the case of an employee hired after the date hereof by Executive with whom as of the date hereof, Executive has a material pre-existing relationship; or (B) engage in any activity intentionally to interfere with, disrupt or damage the Business of the Employer, or its relationships with any client, supplier or other business relationship of the Employer.  For purposes of this subsection, the term “employee” means any individual who is an employee of or consultant to the Employer (or any affiliate) during the six-month period prior to Executive’s last day of employment.

(c)           Other Investments.  Notwithstanding anything contained herein to the contrary, Executive is not prohibited by this Section 8 from making investments, (i) expressly disclosed to the Employer and to the CEO in writing before the date hereof; (ii) solely for investment purposes and without participating in the business in which the investments are made, in any entity that engages, directly or indirectly, in the acquisition, development, construction, operation, management, financing or leasing of office real estate properties, regardless of where they are located, if (x) Executive’s aggregate investment in each such entity constitutes less than one percent of the equity ownership of such entity, (y) the investment in the entity is in securities traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, and (z) Executive is not a controlling person of, or a member of a group which controls, such entity; or (iii) if (A) except with the prior written consent of the Employer and the CEO, he has less than a 25% interest in the investment in question, (B) except with the prior written consent of the Employer and the CEO, he does not have the role of a general partner or managing member, or any similar role, (C) the investment is not an appropriate investment opportunity for the Employer, and (D) the investment activity is not directly competitive with the businesses of the Employer.

(d)           Employer Property.  Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Employer are the sole property of the Employer (“Employer Property”).  During his employment, and at all times thereafter, Executive shall not remove, or cause to be removed, from the premises of the Employer, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Employer, except in furtherance of his duties under this Agreement.  When Executive terminates his employment with the Employer, or upon request of the Employer at any time, Executive shall promptly deliver to the Employer all originals and copies of Employer Property in his possession or control and shall not retain any originals or copies in any form.

(e)           No Disparagement.  For one year following termination of Executive’s employment for any reason, Executive shall not intentionally disclose or cause to be disclosed any negative, adverse or derogatory comments or information about (i) the Employer and its parent, affiliates or subsidiaries, if any; (ii) any product or service provided by the Employer and its parent, affiliates or subsidiaries, if any; or (iii) the Employer’s and its parent’s, affiliates’ or subsidiaries’ prospects for the future.  For one year following termination of Executive’s employment for any reason, the Employer shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about Executive.  Nothing in this Section shall prohibit either the Employer or Executive from testifying truthfully in any legal or administrative proceeding.

(f)            Remedies.  Executive declares that the foregoing limitations in Sections 8(a) through 8(f) above are reasonable and necessary for the adequate protection of the business and the goodwill of the Employer.  If any restriction contained in this Section 8 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope, or other provisions hereof to make the restriction consistent with applicable law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.  In the event that Executive breaches any of the promises contained in this Section 8, Executive acknowledges that the Employer’s remedy at law for damages will be inadequate and that the Employer will be entitled to specific performance, a temporary restraining order or preliminary injunction to prevent Executive’s prospective or continuing breach and to maintain the status quo.  The existence of this right to injunctive relief, or other equitable relief, or the Employer’s exercise of any of these rights, shall not limit any other rights or remedies the Employer may have in law or in equity, including, without limitation, the right to arbitration contained in Section 9 hereof and the right to compensatory and monetary damages.  Executive hereby agrees to waive his right to a jury trial with respect to any action commenced to enforce the terms of this Agreement.  Executive shall have remedies comparable to those of the Employer as set forth above in this Section 8(f) if the Employer breaches Section 8(e).

(g)           Transition.  Regardless of the reason for his departure from the Employer, Executive agrees that at the Employer’s sole costs and expense, for a period of not more than 30 days after termination of Executive, he shall take all steps reasonably requested by the Employer to effect a successful transition of client and customer relationships to the person or persons designated by the Employer, subject to Executive’s obligations to his new employer.

(h)           Cooperation with Respect to Litigation.  During the Employment period and at all times thereafter, Executive agrees to give prompt written notice to the Employer of any claim relating to the Employer and to cooperate fully, in good faith and to the best of his ability with the Employer in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which Executive may have knowledge in connection with or as a result of his employment by the Employer hereunder.  Such cooperation will include all assistance that the Employer, its counsel or its representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness; provided, however, that the Employer will reimburse Executive for all reasonable expenses, including travel, lodging and meals, incurred by him in fulfilling his obligations under this Section 8(h) and, except as may be required by law or by court order, should Executive then be employed by an entity other than the Employer, such cooperation will not materially interfere with Executive’s then current employment.

(i)            Survival.  The provisions of this Section 8 shall survive termination of Executive’s employment any other provisions relating to the enforcement thereof.

9.             Equity Interest in the Employer.  It is expressly acknowledged that Executive has been granted an equity interest in the Employer by that certain Membership Interest Issuance, Vesting and Repurchase Agreement between Executive and Employer, dated as of the date hereof.

10.           Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 8, to the extent necessary for the Employer or the Corporation (or their affiliates, where applicable) to avail themselves of the rights and remedies referred to in Section 8(f)) that is not resolved by Executive and the Employer or the Corporation (or their affiliates, where applicable) shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association.  The determination of the arbitrator(s) shall be conclusive and binding on the Employer and the Corporation (or their affiliates, where applicable) and Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

11.           Conflicting Agreements.  Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

12.           No Duplication of Payments.  Executive shall not be entitled to receive duplicate payments under any of the provisions of this Agreement.

13.           Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand and or sent by prepaid telex, cable or other electronic devices or sent, postage prepaid, by registered or certified mail or telecopy or overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(a)           if to Executive:

Robert R. Foley, at the address shown on the execution page hereof.

With a copy to:

Friedman Kaplan Seiler & Adelman LLP

1633 Broadway

New York, NY 10019

Attn: Edward A. Friedman

(b)           if to the Employer:

Gramercy Manager LLC

420 Lexington Avenue

New York, New York 10170

Attn:  Marc Holliday

with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York  10019

Attention:  Robert E. King, Jr.

(c)           if to the Corporation:

Gramercy Capital Corp.

420 Lexington Avenue

New York, New York 10170

Attn: Corporate Secretary

with copies to:

Gramercy Manager LLC

420 Lexington Avenue

New York, New York 10170

Attn:  Marc Holliday

and:

Clifford Chance US LLP

31 West 52nd Street

New York, New York  10019

Attention:  Robert E. King, Jr.

or such other address as either party may from time to time specify by written notice to the other party hereto.

14.           Amendments.  No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the party against whom such amendment, modification or waiver is sought.

15.           Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion hereof) or the application of such provision to any other persons or circumstances.

16.           Withholding.  The Employer shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it reasonably determines to be required by law.

17.           Successors and Assigns; Third-Party Beneficiary.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any corporation with which or into which the Employer may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, assigns, heirs, distributees, devisees and legatees.  It is expressly acknowledged and agreed that (i) the Corporation is a third-party beneficiary of any provision hereof running in favor of the Corporation; (ii) the Employer may assign this Agreement in its entirety, and its rights under this Agreement, to the Corporation in connection with a “Sale Event” (as defined in the LLC Agreement); and (iii) at the request of the Employer, Executive shall execute an employment agreement with the Corporation on substantially the same terms as are contained herein with respect to the Employer.

18.           Counterparts.  This Agreement may be executed in one or more  counterparts, all of which shall be considered one and the same  agreement, and shall become effective when one or more such  counterparts have been signed by each of the parties and  delivered to the other party.

19.           Governing Law.  This Agreement shall be governed by and  construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within  such State, without regard to the conflicts of law principles of such State.

20.           Choice of Venue.  Executive agrees to submit to the  jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, for the purpose of any action to enforce any of the terms of this Agreement.

21.           Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including without limitation anything contained in the exhibits to that certain Consulting Agreement between Executive and SL Green Realty Corp. dated as of February 23, 2004.  The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

22.           Paragraph Headings.  Section headings used in this  Agreement are included for convenience of reference only and will  not affect the meaning of any provision of this agreement.

IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first written above, and is being executed on              , 2004.

GRAMERCY MANAGER LLC

		By:	/s/ Marc Holliday
Name: Marc Holliday
Title: President

/s/ Robert R. Foley
Robert R. Foley

Agreed, as to the rights and obligations of the Corporation: GRAMERCY CAPITAL CORP.

By:	/s/ Marc Holliday
Name: Marc Holliday
Title: President